EXHIBIT 5

August 14, 2002

Board of Directors
Hemlock Federal Financial Corporation
5700 West 159th Street
Oak Forest, Illinois 60452

Members of the Board:

              We have acted as counsel to Hemlock Federal Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 48,562 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Hemlock Federal Financial Corporation 2002 Stock Option and Incentive Plan (the "Plan").

              In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Company's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

              Based upon the foregoing, it is our opinion that:

              1.       The shares of Common Stock being so registered have been duly authorized.

              2.       The shares of Common Stock to be offered by the Company will be, when and if issued as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

              We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Silver, Freedman & Taff, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.